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                                                                    EXHIBIT 10.5

November 27, 1998

Mr. Christopher Erickson
President
724 Solutions Inc.
4101 Yonge Street, Suite 702
Toronto, Ontario
M4W 3N5

Dear Sir:

               Re: 724 Services, a division of 724 Solutions Inc.

    We are writing with respect to certain services (the "Additional Services") to be provided by 724 Services, a division of 724 Solutions Inc., to and/or on behalf of Bank of Montreal which are in addition to its obligations under that certain Technology Licence Agreement between 724 Solutions Inc. and Bank of Montreal, made as of April 30, 1998 (the "Agreement").

    We understand that 724 Solutions Inc. proposes to enter into a joint services relationship among 724 Solutions Inc., Bank of Montreal and Bell Mobility Cellular Inc. contemplated by a Memorandum of Understanding (the "MOU"), a final copy of which we have reviewed.

    Pursuant to the MOU, it is contemplated that 724 Solutions Inc., through its 724 Services division, will provide the Additional Services which include certain critical infrastructure and content-related services required for the success of the joint services relationship as contemplated in the MOU.

    724 Solutions Inc. agrees that it will provide the Additional Services only in the form and manner required for 724 Solutions Inc. to comply with its obligations under the MOU, and if any Additional Services that 724 Solutions Inc. intends to provide to and/or on behalf of Bank of Montreal are outside such scope, 724 Solutions Inc. will obtain written authorization of Bank of Montreal before providing such services (such services and the Additional Services are referred to collectively as the "Authorized Additional Services"). Bank of Montreal may elect to assume any or all of the Authorized Additional Services provided that Bank of Montreal defends, indemnifies and saves harmless
724 Solutions Inc., its officers, directors, employees and agents from and against any legal and financial liability incurred in connection with the Authorized Additional Services assumed by Bank of Montreal.

    Bank of Montreal acknowledges that 724 Solutions Inc. has agreed to provide the Authorized Additional Services and, in consideration therefor, agrees to:

    (a) reimburse, on a timely basis, 724 Solutions Inc. for the "net cost" (as defined below) to 724 Solutions Inc. of providing the Authorized Additional Services, as determined by the parties acting reasonably and in good faith.

        Net Revenue   = Revenue attributable to Additional Services - Payments to
                      Third Parties (E.G. Bell Mobility's share of transaction
                        revenue);

        724 Expenses  = Actual costs incurred by 724 Solutions Inc. in providing the Additional Services; and

        Net Cost      = (75% of Net Revenue) - 724 Expenses;

       On or before the Review Date (as such term is defined in the MOU), Bank of Montreal and 724 Solutions Inc. will consider and define, acting reasonably and in good faith, a mutually agreeable formula for the Authorized Additional Services provided after the Review Date. If the parties do not agree the above formula will continue to apply; and

    (b) defend, indemnify and save harmless 724 Solutions Inc., its officers, directors, employees and agents from and against any legal and financial liability incurred by such persons in connection
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       with the provision of the Authorized Additional Services, except to the extent cause by the negligence or willful misconduct of 724 Solutions Inc., its officers, directors, employees and agents.

    The foregoing constitutes the entire agreement between the parties hereto in respect of the matters discussed herein.

Yours truly,

/s/ Michel Chalifoux

Agreed this 27(th) day of November, 1998

724 SOLUTIONS INC.

per: /s/ Christopher Erickson
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CHRISTOPHER E. ERICKSON
    President

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